UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

FORM 8-K

CURRENT REPORT PURSUANT

TO SECTION 13 OR 15(D) OF THE

SECURITIES EXCHANGE ACT OF 1934

December 15, 2010
Date of report (Date of earliest event reported)

Supertel Hospitality, Inc.
(Exact Name of Registrant as Specified in Its Charter)

Virginia
(State or Other Jurisdiction of Incorporation)

1-34087	52-1889548
(Commission File Number)	(IRS Employer Identification No.)
309 North Fifth Street
Norfolk, NE	68701
(Address of Principal Executive Offices)	(Zip Code)

(402) 371-2520
(Registrant’s Telephone Number, Including Area Code)

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 8.01  Other Events

Supertel Hospitality, Inc. (the “Company”), in its Quarterly Report on Form 10-Q for the quarter ended September 30, 2010, advised that during the fourth quarter of 2010, the Company solicited bids from hotel management companies to manage the Company’s hotels.  The Company expects to complete its review process, and make its decision, if any, on a manager or managers for its hotels during the first quarter of 2011.

The Company’s management agreement with Royco, the manager of a majority of the Company’s hotels, terminates on December 31, 2011, and is subject to an automatic five year extension thereafter if certain conditions are met.  In addition, provisions in the management agreement permit either party to terminate the management agreement on 60 days notice if a net operating income (“NOI”) target of 8.5% of total investment in hotels is not achieved for a fiscal year. In 2009, NOI as a percentage of total hotel investment was less than 8.5% and is expected to be less than 8.5% for 2010.  Additionally, one of the conditions for an automatic extension of the management agreement is that an average annual NOI target of at least 10% is achieved during the four years ending December 31, 2010.  Annual NOI as a percentage of total hotel investment has not exceeded 10% in 2007, 2008 and 2009, and is not expected to exceed 10% in 2010.

As discussed in the Form 10-Q, the Company has been advised by Royco that it believes the Company’s potential termination / nonrenewal of Royco is a breach of the management agreement between the Company and Royco.  On December 15, 2010, Royco filed a complaint against Supertel in the District Court of Douglas County, Nebraska alleging breach of the management agreement and other complaints related to the solicitation of bids from other management companies, and seeking alleged damages and injunctive relief.  Royco has not met the NOI conditions of the agreement and consequently the Company does not believe that it has breached the management agreement or that any damages are due to Royco.  Royco continues to manage Company hotels under the management agreement.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Supertel Hospitality, Inc.

Date: December 20, 2010	By: /s/ Kelly A. Walters
Name: Kelly A. Walters
Title: President and Chief Executive Officer